NYSE Arca, Inc. (the 'Exchange') hereby notifies the SEC of its intention to remove the following securities issued by Barclays Bank PLC (the 'Company') from listing and registration on the Exchange upon the effective date of this Form 25:

Barclays ETN + Short C Leveraged Exchange Traded Notes Linked to the Inverse Performance of the S&P 500 Total Return Index (suspended: 1/11/2013) symbol:
BXDC

iPath Short Enhanced MSCI EAFE Index ETN (suspended: 9/17/2013) symbol:
MFSA

This action is being taken pursuant to the provisions of Rule 12d2-2(a)(2), as NYSE Regulation has been notified that the issuer has liquidated the securities listed above. Accordingly, trading in each issue was suspended before the opening on the dates specified above.